AGREEMENT OF PURCHASE AND SALE

                    CALABASAS TECH CENTER

                       By and Between

                CALABASAS TECH CENTER, INC.,

                           Seller

                             and

              ARDEN REALTY LIMITED PARTNERSHIP,

                         Purchaser

                  DATED:   March 31, 1998



                     TABLE OF CONTENTS

                                                             Page

1.   Definitions                                               2

2.   Sale; Purchase Price                                      3

3.   Conditions Precedent                                      3
     3.1  Seller's Deliveries                                  4
     3.2  Due Diligence                                        4
     3.3  Title and Survey                                     7
     3.4  Tenant Estoppels                                     8

4.   Closing; Conditions; Deliveries                           8
     4.1  Time, Place and Manner of Closing                    8
     4.2  Condition to Parties' Obligation to Close            9
     4.3  Deliveries                                           9
     4.4  Permitted Termination                                11

5.   Prorations                                                11

6.   Seller's Representations, Warranties and Covenants        13
     6.1  Power                                                13
     6.2  Requisite Action                                     13
     6.3  Authority                                            14
     6.4  Validity                                             14
     6.5. Conflicts                                            14
     6.6  Leases                                               14
     6.7  Service Contracts                                    14
     6.8  Litigation                                           14
     6.9  Environmental Condition                              14
     6.10 Condemnation                                         15
     6.11 Employees                                            15
     6.12 Notices of Violation                                 15
     6.13 Indemnity                                            15

7.   Purchase As-Is                                            16

8.   Purchaser's Representations, Warranties and Covenants     17
     8.1  Power                                                17
     8.2  Requisite Action                                     17
     8.3  Authority                                            17
     8.4  Validity                                             18
     8.5  Conflicts                                            18
     8.6  Litigation                                           18
     8.7  Indemnity                                            18

9.   Closing Costs                                             18

10.  Commissions                                               18

11.  Escrow Closing                                            19

12.  Attorneys' Fees and Costs                                 19

13.  Notice                                                    19

14.  Fire or Other Casualty; Condemnation                      20

15.  Operations After Date of This Agreement                   20

16.  Assignment                                                21

17.  Remedies                                                  22

18.  Miscellaneous                                             24
     18.1 Entire Agreement                                     24
     18.2 Time                                                 24
     18.3 Counterpart Execution                                24
     18.4 Governing Law                                        24
     18.5 Publicity                                            24
     18.6 Recordation                                          24
     18.7 Benefit                                              25
     18.8 Section Headings                                     25
     18.9 Further Assurances                                   25
     18.10 Severability                                        25
     18.11 WAIVER OF TRIAL BY JURY                             25
     18.12 Independent Counsel                                 26
     18.13 Governmental Approvals                              26
     18.14 No Waiver                                           26
     18.15 Discharge and Survival                              26


19.  Exculpation of Seller and Related Parties                 26

20.  Audit Letter                                              27


               AGREEMENT OF PURCHASE AND SALE
                  (CALABASAS TECH CENTER)


     THIS AGREEMENT OF PURCHASE AND SALE is made and entered into this 31st day of March, 1998 (the "Effective Date") by and between CALABASAS TECH CENTER, INC., a Delaware corporation ("Seller"), having an address of c/o Heitman
Capital Management Corporation, 180 North LaSalle Street, Suite 3600, Chicago, Illinois 60601-6789, Attention: Howard
J. Edelman; facsimile number (312) 541-6738, and ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership ("Purchaser"), having an address of 9100 Wilshire Boulevard, East Tower, Suite 700, Beverly Hills, California 90212,
Attention:  Victor J. Coleman; facsimile number  (310)  274-
6218.

                          RECITALS

A.   Seller is the owner of the Property (as defined below).

B. Seller desires to sell and convey to Purchaser, and Purchaser desires to purchase from Seller, subject to the terms and conditions set forth in this Agreement:

     1.    That  certain land located at 26520-26672  Agoura
     Road  in  the City of Calabasas, County of Los Angeles,
     State of California, and more particularly described on Exhibit A attached hereto (the "Land");

     2. All of Seller's interest in and to any and all rights, privileges and easements appurtenant to the Land, including, without limitation, all minerals, oils, gas and other hydrocarbon substances on and under the Land, as well as all development rights and air rights relating to the Land, and all water rights and water stock relating to the Land, and any and all easements, rights-of-way or appurtenances used in connection with the beneficial use and enjoyment of the Land (all of which are sometimes collectively referred to herein as the "Appurtenances");

     3. All of Seller's interest in and to any and all improvements and fixtures located upon the Land, including, without limitation, seven buildings used as a research and development park, and all other structures located on the Land, all fixtures, apparatus, equipment and appliances used in connection with the operation or occupancy thereof (all of which are collectively referred to herein as the "Improvements");

     4. All of Seller's interest, as landlord, in and to the leases, occupancy agreements, and amendments thereto for the Improvements (the "Leases"), excepting therefrom, the landlord's right to any rents or other amounts accruing prior to the Closing Date thereunder. The Leases are listed on Schedule 1;

     5. All of Seller=s right, title and interest in and to any personal property, if any, located on or in the Land or used exclusively in connection with Seller's operation, maintenance or management of the Land and/or the Improvements (collectively, the "Personal Property"). The Personal Property is listed on
     Schedule 5;

     6. All of Seller's right, title and interest in and to the service contracts, equipment leases, other agreements related exclusively to the Property (collectively, the "Service Contracts"). The Service Contracts are listed on Schedule 2; and

     7. All of Seller's right, title and interest in and to any and all intangible property owned by Seller and used exclusively in connection with Seller's ownership, use and/or operation of the Land or the Improvements, to the extent assignable, including, without limitation, warranties and guaranties, the right to use any trade names now used in connection with the Land or the Improvements, the books and records relating to the Property, inventory records, building management records, payroll records and all other books and records relating to the operation and management of the Land and/or the Improvements (collectively, the "Intangible Property"). The Intangible Property shall not include any claims of Seller against third parties or any books, records, reports, documents or information which Seller has deemed to be confidential, privileged or proprietary, or any computer discs, tapes and other data bases or software (provided that Seller shall provide copies of printouts of such data to the extent same regards exclusively the Property).

     The Land, the Appurtenances and the Improvements are sometimes collectively referred to herein as the "Real Property." The Real Property, the Personal Property, the Leases, the Services Contracts and the Intangible Property are sometimes collectively referred to herein as the "Property."


     NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms have the following meanings:

     Closing Date. As agreed between Seller and Purchaser but no later than May 14, 1998 (a pre-closing shall be held on May 13, 1998).

     Due  Diligence  Period.  The period commencing  on  the
     Effective  Date  and  ending  at  5:00  p.m.   Chicago,
     Illinois time on April 30, 1998.

     Escrow Company.  Near North National Title Corporation.

     Title Company. Near North National Title Corporation as agent for Chicago Title Company.

2.   Sale; Purchase Price.

     2.1 Subject to the terms and provisions hereof, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller the Property.

     2.2 The total purchase price (hereinafter called the "Purchase Price") to be paid by Purchaser to Seller for the Property shall be Forty-Six Million Fifty Thousand and no/100 Dollars ($46,050,000.00). The Purchase Price shall be payable in the following manner:

          (a)   Earnest Money.  Purchaser shall, within  two
(2) business days after the execution and delivery of this Agreement by Purchaser and Seller, deposit with the Escrow Company, as escrow agent, the amount of Four Hundred Thousand and 00/100 Dollars ($400,000.00) (hereinafter called the "Earnest Money") which Earnest Money shall be in the form of a wire transfer of immediately available United States of America funds. Except as otherwise expressly provided herein to the contrary, the Earnest Money shall become nonrefundable at 5:00 p.m., Chicago, Illinois time, of the last day of the Due Diligence Period. The Earnest Money shall be held and disbursed by the Escrow Company acting as escrow agent pursuant to the Earnest Money Escrow Agreement in the form of Exhibit B attached hereto which the parties have executed simultaneously with this Agreement. The Earnest Money shall be invested in a federally issued or insured interest bearing instrument with any interest accruing thereon being deemed part of the Earnest Money and shall be paid to the party to which the Earnest Money is paid pursuant to the provisions hereof. If the sale hereunder is consummated in accordance with the terms hereof, the Earnest Money and any interest thereon shall be applied to the Purchase Price to be paid by Purchaser at the Closing. In the event of a default hereunder by Purchaser or Seller, the Earnest Money shall be applied as provided herein.

          (b) Cash Balance. Purchaser shall pay the balance of the Purchase Price, subject to the prorations described in Section 5 below, in cash (the "Cash Balance") by wire transfer of immediately available United States of America funds to the Title Company for payment to Seller, in accordance with the terms and conditions of this Agreement no later than 11:00 a.m. (Chicago, Illinois time) on the Closing Date.

3. Conditions Precedent. In the event any of the conditions set forth in Sections 3.2(b), 3.3, or 3.4 below shall not have been fulfilled, accepted or deemed accepted or waived as provided herein on or before the applicable dates specified herein, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller on or before the respective dates specified herein, and thereupon all Earnest Money shall be refunded to Purchaser and neither party shall have any further rights or obligations hereunder, except for the Surviving Obligations (as hereinafter defined).

     3.1 Seller's Deliveries. Seller has delivered or made available or within five (5) days after the Effective Date shall deliver or make available to Purchaser complete copies of the following items which are in Seller's possession:

          (a)  all Leases;

          (b)  all Service Contracts;

          (c) copies of the real estate tax bills for the current year and the last two prior years, if available;

          (d) any existing environmental reports, including any Phase I environmental report;

          (e)  the existing owner's title policy;

          (f)  the existing survey (the "Existing Survey");

          (g) annual operating statements for the Property for the last three calendar years and monthly operating statements for the months in the current year, including the calculation of escalations for expenses and taxes;

          (h)  existing plans and specifications;

          (i) copies of all pending Proposals (as defined in Section 15(b)) presently outstanding, if any; and

          (j) a copy of Seller's internal rent roll for the Property.

     Seller shall provide to Purchaser any documents described in this Section 3.1 and first coming into Seller's possession or produced by Seller after the initial delivery and continue to provide the same during the pendency of this Agreement.

     In the event this Agreement terminates for any reason, Purchaser shall immediately return to Seller all information delivered by Seller or Seller's agent(s) to Purchaser or Purchaser's agent(s). The foregoing provision shall survive termination of this Agreement.

     3.2 Due Diligence. Purchaser and its representatives shall be permitted to enter upon the Property at any reasonable time and from time to time before the Closing Date to examine, inspect and investigate the Property as well as all records and other documentation provided by Seller or located at the Property or at the offices of Seller's property manager, Heitman Properties, Ltd., located at 9601 Wilshire Boulevard, Beverly Hills, California 90210 (at which office Seller's operating files for the Property shall be available for review) (collectively, "Due Diligence"). The Due Diligence shall be subject to the terms, conditions and limitations set forth in this Section 3.2.

          (a) Purchaser shall have a right to enter upon the Property for the purpose of conducting its Due Diligence (and, after the Due Diligence Period, to prepare to operate the Property) provided that in each such instance (i) Purchaser notifies Seller of its intent to enter the Property to conduct its Due Diligence not less than 36 hours prior to such entry; (ii) the date and approximate time period are scheduled with Seller; (iii) Purchaser is in full compliance with the insurance requirements set forth in
Section 3.2(f) hereof; and (iv) Purchaser shall not be permitted to conduct interviews with the tenants of the Property and shall not have access to areas of a tenant's space which such tenant deems to be a "sensitive area." At Seller's election, a representative of Seller shall be present during any entry by Purchaser or its representatives upon the Property for conducting its Due Diligence. Purchaser shall take all necessary actions to insure that neither it nor any of its representatives unreasonably interfere with the tenants or ongoing operations occurring at the Property. Purchaser shall not cause or permit any mechanic liens, materialmen's liens or other liens to be filed against the Property as a result of its Due Diligence.

          (b) Purchaser shall have through the last day of the Due Diligence Period in which to conduct its Due Diligence and, in Purchaser's sole discretion, to determine whether the Property is acceptable to Purchaser. If during the Due Diligence Period, Purchaser becomes aware of any problem or defect in the Property or any other aspect of the Property which Purchaser determines makes the Property unsuitable to Purchaser, Purchaser may terminate this Agreement by giving written notice of termination to Seller on or before the last day of the Due Diligence Period. If Purchaser does not timely give notice of termination as aforesaid, Purchaser shall be deemed to have accepted the Property and this Agreement shall continue in full force and effect. In the event of such termination, the Earnest Money shall be returned to Purchaser and neither party shall have any further obligations to the other party hereunder, except for the Surviving Obligations.

          (c) Purchaser shall, at least thirty-one (31) days prior to the Closing Date, notify Seller in writing requesting termination of any or all of the Service Contracts that Purchaser desires not to assume. Seller shall (i) terminate all such Service Contracts which are noted on Schedule 2 as being terminable upon thirty (30) days' notice, and (ii) use commercially reasonably efforts to terminate all other such Service Contracts (provided that Seller shall not be required to make any termination payment) that Purchaser does not elect to assume. If Purchaser does not timely give notice requesting termination of a Service Contract, Purchaser shall be deemed to have accepted the assumption of such Service Contract. Purchaser shall assume all other Service Contracts (including Service Contracts which Seller is unable to terminate under the preceding clause (ii)).

          (d) Purchaser shall have the right to conduct, at its sole cost and expense, any inspections, studies or tests that Purchaser deems appropriate in determining the condition of the Property, provided, however, Purchaser is not permitted to perform any intrusive testing, including, without limitation, a Phase II environmental assessment or boring, without (i) submitting to Seller the scope and inspections for such testing; and (ii) obtaining the prior written consent of Seller.

          (e) Purchaser agrees and covenants with Seller not to disclose to any third party (other than lenders, accountants, attorneys and other professionals and consultants in connection with the transaction contemplated herein) without Seller's prior written consent, unless Purchaser is obligated by law to make such disclosure, any of the reports or any other documentation or information obtained by Purchaser which relates to the Property or Seller in any way, all of which shall be used by Purchaser and its agents solely in connection with the transaction contemplated hereby. In the event that this Agreement is terminated, Purchaser agrees that all such information will be held in strict confidence. Notwithstanding the foregoing, Purchaser may issue press releases or make other disclosures to the extent required by applicable securities laws. Purchaser agrees to use its best efforts to obtain Seller's approval of the form and substance of any such disclosure.

          (f) Purchaser agrees to indemnify, defend and hold Seller and its partners, trustees, beneficiaries, shareholders, members, managers, advisors and other agents and their respective partners, trustees, beneficiaries, employees, officers, directors and shareholders (the "Indemnified Parties") harmless from and against any and all claims, losses, damages, costs and expense (including, without limitation reasonable attorneys fees and court costs) suffered or incurred by any of the Indemnified Parties as a result of or in connection with any activities of Purchaser (including activities of any of Purchaser's employees, consultants, contractors or other agents) on or about the Property, including, without limitation, mechanics' liens, damage to the Property, injury to persons or property resulting from such activities in connection therewith, and in the event that the Property is disturbed or altered in any way as a result of such activities. Purchaser shall promptly restore the Property to its
condition  existing  prior  to  the  commencement  of   such
activities which disturb or alter the Property. Furthermore, Purchaser agrees to maintain and cause any of its representatives or agents conducting any Due Diligence to maintain and have in effect commercial general liability insurance with (i) all risk coverage, (ii) waiver of subrogation, and (iii) limits of not less than One Million and 00/100 ($1,000,000.00) for personal injury, including bodily injury and death, and property damage. Such insurance shall name the Seller, Heitman Capital Management Corporation ("HCMC") and Heitman Properties Ltd. as additional insured parties. Purchaser shall deliver to Seller a copy of the certificate of insurance effectuating the insurance required hereunder prior to the commencement of such activities which certificate shall provide that such insurance shall not be terminated or modified without at least thirty (30) days' prior written notice to Seller.

          (g) Purchaser acknowledges and agrees that it shall have no right to review or inspect any of the following: (i) internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller or an affiliate of Seller in connection with this (A) Agreement
(B) the transaction contemplated by this Agreement, (C) the acquisition of the Property by Seller (other than environmental reports, if any) or (D) any prior or current contemplated reorganization of Seller and certain affiliated funds, (ii) communications between Seller and HCMC, and
(iii) appraisals, assessments or other valuations of the Property in the possession of Seller or HCMC.

          (h)   Sections  3.2(e) and 3.2(f) and  such  other
designated  provisions  in  this  Agreement  shall   survive
Closing or any termination of this Agreement (collectively, the "Surviving Obligations").

     3.3 Title and Survey. Seller shall, at Seller's sole cost and expense, obtain and deliver to Purchaser for Purchaser's review a preliminary title report along with a copy of each instrument listed as an exception thereon (the "Title Report") on the Real Property issued by the Title Company and any existing survey of the Property in Seller's possession or control (the "Existing Survey"). During the Due Diligence Period, Purchaser shall have the right to obtain, at its sole cost and expense, any desired endorsements to the Title Report which are available, if any. Purchaser may elect to receive an update to the Existing Survey (the "Updated Survey") by notifying Seller of such election in writing within five (5) days after Purchaser's receipt of the Existing Survey. If Purchaser so elects, Seller shall, at Purchaser's sole cost and expense, obtain and deliver to Purchaser for Purchaser's review the Updated Survey. The Updated Survey shall: (i) be made in accordance with the specifications listed on Exhibit C attached hereto, and (ii) contain a certification in the form set forth on Exhibit D attached hereto. Purchaser shall have until the date which is fifteen days after receipt of the Title Commitment and Existing Survey (such date being referred to as the "Title Review Date") for examination of Title Commitment and Existing Survey and the making of any objections thereto, said objections to be made in writing and delivered to Seller on or before the end of the Title Review Date. If Purchaser shall fail to make any objections on or before the Title Review Date, Purchaser shall be deemed to have accepted all exceptions to the Title Commitment and the form and substance of the Existing Survey and all matters shown thereon; all such exceptions and matters and any exceptions or matters caused by or through Purchaser shall be included in the term "Permitted Exceptions" as used herein. In the event Purchaser elects to receive the Updated Survey, then Purchaser shall have until five (5) days after receipt thereof for examination of the Updated Survey and the making of written objections thereto and delivery of same to Seller. If Purchaser shall fail to deliver written notice to Seller of any such objections to the Updated Survey on or before the expiration of such 5 day period, Purchaser shall be deemed to have accepted the form and substance of the Updated Survey and all matters shown thereon; all such exceptions and matters and any exceptions or matters caused by or through Purchaser shall be included as Permitted Exceptions. Provided that Purchaser receives the Existing Survey before the end of the Due Diligence Period, Purchaser may not object to matters shown on the Updated Survey that were shown on the Existing Survey, and shall not unreasonably withhold its approval of the Updated Survey. If the Updated Survey is delivered less than 5 days before Closing, the Closing Date shall be extended by not more than 5 days to provide Purchaser with a full 5 day period to review the Updated Survey. If any objections to (i) the Title Commitment or Existing Survey are made within the Title Review Period, or (ii) the Updated Survey within the 5 day review period described above, then Seller shall have the right, but not the obligation, to cure (by removal, endorsement or otherwise; provided that any endorsement, other than with respect to mechanics' liens, monetary judgments and/or other monetary encumbrances, shall be subject to Purchaser's prior written consent, not to be unreasonably withheld) such objections on or before the Closing Date. If the objections are not cured by Seller by the scheduled Closing Date, then Purchaser may as its only option, elect to either: (i) waive such objection and consummate the transaction contemplated by this Agreement; or (ii) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser and neither party shall have any further obligations to the other party except for the Surviving Obligations.

     3.4  Tenant Estoppels.

     (a) Seller shall deliver to Purchaser, no later than five (5) days prior to the Closing Date, estoppel certificates, in the form of Exhibit E attached hereto from tenants leasing at least eighty percent (80%) of the square footage of the Property currently leased. Purchaser agrees to reasonably approve changes made by tenants to the form of the tenant estoppel certificate (and agrees that the tenant may delete the language contained in paragraph 10 thereof) and, if the tenant is not willing to deliver the estoppel certificate in the form of Exhibit E, shall accept the form of estoppel required under such tenant's lease.

     (b) Prior to the Closing Date, Seller shall deliver to Purchaser all estoppel certificates it receives before the Closing Date. If estoppel certificates in addition to those required to satisfy the condition in Section 3.4 are received, and the information set forth in such additional estoppel certificates would materially and adversely affect Purchaser's ownership or operation of the Property after the Close of Escrow, then Purchaser may, on or prior to the Closing Date, deliver written notice to Seller of same, which notice shall describe in reasonable detail the disapproved items. If Purchaser makes such notice, Seller may attempt to cure same, to Purchaser's reasonable approval (and Seller may extend the Closing Date by not more than five (5) business days to complete such cure). If Seller elects not to cure, or fails to cure by the end of such five
(5) business day period, this Agreement shall terminate, the Earnest Money shall be returned to Purchaser, and neither party shall have any obligation to the other under this Agreement except as expressly provided herein.

4.   Closing; Conditions; Deliveries.

     4.1   Time,  Place and Manner of Closing.  The  Closing
shall be held on the Closing Date in the offices of Seller's
counsel   in  Los  Angeles  or  at  any  location   mutually
acceptable to the parties.

     4.2 Condition to Parties' Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transaction contemplated hereunder shall be contingent upon the following:

          (a)    The   other  party's  representations   and
warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

          (b) As of the Closing Date, the other party shall have performed its obligations hereunder in all material respects and all deliveries to be made at Closing have been tendered;

          (c) As of the Closing Date, there shall exist no pending action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby; and

          (d)    Simultaneously  with  execution   of   this
Agreement, Purchaser shall have delivered to Seller a fully executed original ERISA certificate in the form of Exhibit F attached hereto.

     4.3 Deliveries. At Closing each party shall execute and deliver to the other and/or the Title Company the following documents and other items:

     (a)  Seller shall deliver to Purchaser and/or the Title
Company:

               (i) a grant deed (the "Deed") to the Property in recordable form, duly executed by Seller and acknowledged and in substantially the same form as set forth in Exhibit G attached hereto, conveying to Purchaser title to the Real Property, subject to the Permitted Exceptions;

               (ii) a bill of sale duly executed by Seller and in substantially the same form as set forth in Exhibit H attached hereto, conveying to Purchaser title to all personal property owned by Seller and located at the Real Property, if any;

               (iii)      an assignment to Purchaser of  the
Leases duly executed by Seller and in substantially the same form as set forth in Exhibit I attached hereto;

               (iv) an assignment to Purchaser of the Service Contracts in accordance with Section 3.2(c), and other third party contracts pursuant to Section 5.8, being assumed hereunder, licenses and permits affecting the Property (to the extent freely assignable) duly executed by Seller and in substantially the same form as set forth in Exhibit J attached hereto; and

               (v)   a  non-foreign transferor certification
pursuant to Section 1445 of the Internal Revenue Code and any similar provisions of California state law, in substantially the same form as set forth on Exhibit K attached hereto (the "Affidavit").

          (b) Purchaser shall deliver to Seller or the Title Company:

               (i)   the Cash Balance, by wire transfer,  as
provided in Section 2.2 hereof; and

               (ii) an assumption duly executed by the Purchaser of the assignments described in Sections 4.3(a)(iii) and (iv), in substantially the same form as set forth in Exhibit I and Exhibit J attached hereto, respectively.

          (c) Seller and Purchaser shall jointly deliver to the Title Company:

               (i)  A closing statement;

               (ii)  All  transfer declarations  or  similar
documentation required by law;

               (iii)      Letters  to  the  tenants  of  the
Property in the form of Exhibit L attached hereto; and

               (iv)   Notices  in  substantially  the   form
attached hereto as Exhibit M attached hereto to the other party to each Service Contract assumed by Purchaser pursuant to Section 3.2(c) of this Agreement.

          (d)  Seller shall deliver to Purchaser outside  of
Escrow:

               (i)   Possession  of  the  Property,  on  the
Closing Date; and

               (ii)  To  the  extent in Seller's possession,
any keys, original as-built plans, original Service Contracts, unexpired warranties for any of the capital improvements to the Property or the Personal Property, original guaranties, original Leases, original tenant estoppel certificates and the originals of any other documents delivered or made available to Purchaser pursuant to Section 3.1 hereof (confidential, privileged or proprietary information shall not be provided).

          (e) The Title Company shall irrevocably commit to Purchaser that it is prepared to issue to Purchaser an ALTA Form B (Revised 10/17/70; if the Title Company no longer issues the 10/17/70 form) extended coverage policy of title insurance, in the form required under Section 3.3, effective as of the recording of the Deed, insuring Purchaser as the owner of the Real Property, and removing all exceptions other than Permitted Exceptions. Notwithstanding the foregoing, if the Title Company is willing to accept a gap undertaking from Seller in lieu of confirmation that the Deed has been recorded, then the Closing (including delivery of the Purchase Price proceeds to Seller) shall occur when such gap undertaking is delivered and all other conditions precedent hereunder have been satisfied or waived as provided herein.

     4.4 Permitted Termination. So long as a party is not in default hereunder, if any condition to such party=s obligation to proceed with the Closing hereunder has not been satisfied or waived as of the Closing Date or such earlier date as provided herein, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party before the Closing Date, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition.

5. Prorations. All items of income and expense shall be paid, prorated or adjusted as of the close of business on the day prior to the Closing Date (the "Proration Date") in the manner hereinafter set forth:

     5.1  Purchaser shall be credited with (i) the amount of
(A) all rents and (B) all expense contributions, real estate tax contributions, and other reimbursements from tenants ("Tenant Contributions") received by Seller and attributable to any month commencing after the Closing Date and (ii) all unapplied cash security deposits made by tenants under all leases of the Real Property in effect as of the Closing Date.

     5.2 All rents and Tenant Contributions for the month of Closing shall be prorated between Purchaser and Seller based upon their respective days of ownership for such month in which the Closing occurs. Neither Purchaser nor Seller shall receive credit at Closing for any payments of rental obligations due but not paid as of the Proration Date. At the time of the final calculation and collection from tenants of Tenant Contributions for 1998, whether in the nature of a reconciliation payment or full payment, in arrears, there shall be a reproration between Purchaser and Seller as to the Tenant Contributions. Such reproration shall not be made on the basis of a per diem method of allocation, but shall instead be apportioned between Seller and Purchaser on the basis of the relative share of actual expenses in question incurred by Seller and Purchaser during the lease year in question. Seller covenants to provide Purchaser with any information necessary to finalize such calculation. Purchaser covenants to bill tenants for amounts due from tenants attributable to periods prior to Closing and diligently pursue collections from tenants and, as collected, to timely deliver to Seller reproration amounts due Seller (including without limitation under Section 5.6 below).

     5.3  Intentionally deleted.

     5.4   Any  amounts received from tenants after  Closing
shall  be  applied  on  a  tenant by  tenant  basis  in  the following order: (i) first on account of any amount currently due Purchaser from such tenant(s); (ii) next, on account of any amount due Seller from such tenant(s) for the period up to and including the Proration Date and (iii) finally, any balance then remaining to Purchaser. Seller retains the right to pursue its remedies against tenants after Closing for any delinquent payments or other amounts owed to Seller, except for actions or proceedings affecting possession or landlord liens. However, Seller will not exercise any such rights or remedies unless such delinquent rents have not been collected by Purchaser and paid to Seller within three (3) months after the Closing Date. Any money due to Seller shall be remitted to Seller within five
(5) business days after the end of each month in which Purchaser receives such money.

     5.5 Operating expenses, including, without limitation, ordinary operating expenses, permits, licenses, membership dues, and any other prepaid expenses, shall be prorated between Purchaser and Seller based upon the actual days of their respective ownership of the Property utilizing the actual expenses or reasonable estimates (prorations made based upon estimates shall be reprorated after the Closing Date based upon the actual expenses once known).

     5.6 Real estate taxes shall be prorated between Seller and Purchaser based upon the actual days of ownership of the parties for the year in which Closing occurs utilizing the most recent ascertainable tax bill(s). Seller and Purchaser agree to reprorate said real estate taxes upon Purchaser=s receipt of supplemental tax bill(s).

Notwithstanding the foregoing, as between Seller and Purchaser, Purchaser shall be solely responsible for any real estate taxes attributable to the increase in the assessed value of the Property resulting from Purchaser's acquisition thereof or any improvements made after to the Property after Closing. Accordingly, in the reproration and any subsequent billing and collection of Tenant Contributions for ad valorem real estate taxes and assessments, such amounts shall be allocated to Seller on a tenant-by-tenant basis before any such amounts are allocated to Purchaser on account of the any such increased assessment.

     5.7 Except for utilities billed directly to Tenants, utilities shall be prorated as of the Proration Date based upon either meter readings on the Proration Date or the prior month=s actual invoices, unless the Purchaser obtains new utility service in its own name effective as of the Closing Date.

     5.8 Purchaser shall be responsible for and pay: (a) the cost of all tenant improvements, (b) all leasing commissions and (c) space planning and legal costs (those matters listed under (a), (b) and (c) are hereinafter collectively referred to as "Leasing Costs") due and payable as a result of leases made pursuant to: (i) Proposals listed on Schedule 4 attached hereto, and (ii) any Proposal which Purchaser approves, or is deemed to have approved as provided in Section 15. Purchaser shall also be responsible for and pay any leasing commissions due under Leases as a result of the tenant exercising any renewal right (or failing to exercise any termination right), to the extent such commission obligations are set forth in Schedule 4 attached hereto. Purchaser shall assume any agreements evidencing payment obligations of Purchaser under this
Section 5.8. Seller shall be responsible for and pay any leasing commissions (i) due under currently existing leasing agreements for Leases existing as of the Effective Date, as a result of the tenant exercising any renewal right (or failing to exercise any termination right), to the extent such commission obligations are not set forth in Schedule 4 attached hereto or (ii) due under any Proposal listed on
Schedule  4,  which commission obligation is not  listed  on
Schedule 4.

     5.9 All insurance policies and property management agreements (including without limitation the property management/leasing agreement with HCMC) shall be terminated as of the Closing Date and there shall be no proration with respect to these items.

All other items which are customarily prorated in transactions similar to the transaction contemplated hereby and which were not heretofore dealt with, will be prorated as of the Proration Date. In the event any prorations or computations made under this Section are based on estimates or prove to be incorrect, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the party from whom it is entitled to such adjustment within one hundred and twenty days after the end of the current calendar year. Purchaser shall indemnify and hold Seller harmless from and against any and all claims and costs (i) in connection with Purchaser's assumption of responsibility for the Leasing Costs as provided in Section 5.8 herein, including but not limited to any and all obligations under third party contracts assumed by Purchaser as provided by Sections 4.3
(a) (iv) hereof; and (ii) for which Purchaser received credits pursuant to this Section 5. The indemnity set forth in the immediately preceding sentence and the covenants contained in this Section 5 shall survive Closing.

6.    Seller's  Representations, Warranties  and  Covenants.
Seller hereby represents, warrants and covenants as follows:

     6.1   Power.   Seller has the legal  power,  right  and
authority  to enter into this Agreement and the  instruments
referenced   herein  and  to  consummate  the   transactions
contemplated hereby.

     6.2 Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained to permit Seller to enter into this Agreement and consummate the transaction contemplated hereby.

     6.3 Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

     6.4    Validity.   This  Agreement  and  all  documents
required  hereby to be executed by Seller are and  shall  be
valid,   legally  binding  obligations  of  and  enforceable
against Seller in accordance with their terms.

     6.5. Conflicts. None of the execution and delivery of this Agreement and documents referenced herein, the incurrence of the obligations set forth herein, the consummation of the transactions herein contemplated or referenced herein conflicts with or results in the material breach of any terms, conditions or provisions of or constitutes a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Seller is a party.

     6.6 Leases. Attached hereto as Schedule 1 is a complete and accurate list of the leases, occupancy agreements and amendments thereto relating to the Property, which shall be updated by Seller prior to Closing, if necessary, including the addition thereto of leases executed after the date hereof through Closing pursuant to Proposals which are approved or deemed approved by Purchaser as provided under Section 15. With respect only to leases for which no estoppel certificate is returned by the tenant thereunder, to the knowledge of Seller: (a) the lease documents delivered or made available to Purchaser in accordance with this Agreement constitute complete and accurate copies of the documents constituting each such lease and (b) there are no other written or oral agreements between Seller and the applicable tenant with respect to the Property or the tenancy under such lease.

     6.7 Service Contracts. Attached hereto as Schedule 2 is a complete and accurate list of the service contracts, equipment leases and other agreements relating to the Property which shall be updated by Seller prior to Closing, if necessary.

     6.8 Litigation. Except as set forth on Schedule 3 no litigation has been served upon Seller, nor to the best of the Seller's knowledge has been filed, or threatened in writing, affecting the Seller's ability to consummate the transaction contemplated by this Agreement. Schedule 3 shall be updated by Seller prior to Closing, if necessary. Purchaser shall have the right to reasonably disapprove any update to Schedule 3 made after the end of the Due Diligence Period, in which event this Agreement shall terminate, the Earnest Money shall be returned to Purchaser, and neither party shall have any further obligation to the other except as expressly provided herein.

     6.9 Environmental Condition. Seller has no knowledge of any violation of Environmental Laws related to the Property or the presence or release (other than as permitted by law) of Hazardous Materials on or from the Property except as disclosed in the environmental reports, studies and other information relating to the environmental condition of the Property delivered by Seller to Purchaser or made available for Purchaser=s review. The term AEnvironmental Laws@ includes, without limitation, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act (ACERCLA@) and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials in effect as of the date of this Agreement. "Hazardous Materials" means any substance which is (i) designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, as currently in effect as of the date of this Agreement, (ii) petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (iv) lead, (v) friable asbestos, (vi) flammable explosives, (vii) infectious materials, or (viii) radioactive materials.

     6.10 Condemnation. To Seller's knowledge, there are no condemnation proceedings, either instituted or planned to be instituted, which could materially and adversely affect either the use or operation of the Property for its intended purpose or the value of the Property.

     6.11 Employees.  Seller  has no employees.

     6.12 Notices of Violation. To Seller's knowledge, Seller has received no notice of violation of fire, building or life safety codes or ordinances from any local governmental agency, which notice remains outstanding. For purposes of this Section 6.12 only, the parties listed in clause (i) of the grammatical paragraph following Section
6.13 below shall be limited to Jeffrey B. Kushen, Asset Manager, HCMC, and not to any other parties.

     6.13 Indemnity. Seller shall indemnify and hold Purchaser harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys' fees, asserted against, imposed on or suffered or incurred by Purchaser (or the Property) to the extent arising out of or in connection with any breach of the warranties, representations and covenants set forth in this Section 6. The warranties and representations set forth in this Section 6 shall be deemed remade as of Closing, and said warranties and representations as so remade, and the indemnity obligation set forth in herein shall survive Closing, provided that any claim by Purchaser based upon a misrepresentation or breach of any warranty or representation or indemnity obligation under this Section 6 shall be deemed waived unless Purchaser has given Seller notice of such claim prior to December 31, 1998.

As used in this Section 6, the term "to Seller's knowledge" "actual knowledge" or "best of Sellers knowledge" (i) shall mean and apply to the actual knowledge of Howard J. Edelman, Executive Vice President of HCMC, Laurence Glickman, Vice President of HCMC, and Jeffrey B. Kushen, Asset Manager, HCMC, and not to any other parties, (ii) shall mean the actual knowledge of such individuals, without any investigation or inquiry of any kind, and (iii) shall not mean such individuals are charged with knowledge of the acts, omissions and/or knowledge of Seller's agents or employees.

     Notwithstanding anything contained in this Agreement to the contrary, Seller shall have no liability for breaches of any representations, warranties and certifications (the "Representations") which are made by Seller herein or in any of the documents or instruments required to be delivered by Seller hereunder if Purchaser, its officers, employees, shareholders, members, partners, or agents had knowledge of such breach by Seller at Closing and Purchaser shall not have the right to bring any lawsuit or other legal action against Seller, nor pursue any other remedies against Seller, as a result of the breach of such Representation caused thereby, but Purchaser's sole right shall be to terminate this Agreement in which event, the Earnest Money shall be returned to Purchaser.

7. Purchase As-Is. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT, PURCHASER WARRANTS AND ACKNOWLEDGES TO AND AGREES WITH SELLER THAT PURCHASER IS PURCHASING THE PROPERTY IN ITS "AS-IS, WHERE IS" CONDITION "WITH ALL FAULTS" AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, STRUCTURAL INTEGRITY, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY;
(C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE
PROPERTY; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (H) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE PROPERTY OR ANY OTHER ENVIRONMENTAL MATTER OR CONDITION OF THE PROPERTY; OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 6 OF THIS AGREEMENT, ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON EXCEPT FOR THE EXPRESS REPRESENTATIONS SET FORTH IN SECTION 6 OF THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER IS A SOPHISTICATED AND EXPERIENCED PURCHASER OF PROPERTIES SUCH AS THE PROPERTY AND HAS BEEN DULY REPRESENTED BY COUNSEL IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT. EXCEPT AS MAY OTHERWISE BE PROVIDED HEREIN, SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PROPERTY.

8.    Purchaser's Representations, Warranties and Covenants.
Purchaser hereby represents, warrants and covenants as follows:

     8.1   Power.  Purchaser has the legal power, right  and
authority  to enter into this Agreement and the  instruments
referenced   herein  and  to  consummate  the   transactions
contemplated hereby.

     8.2 Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Purchaser in connection with entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained to permit Purchaser to enter into this Agreement and consummate the transaction contemplated hereby.

     8.3 Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Purchaser have the legal power, right and actual authority to bind Purchaser to the terms and conditions hereof and thereof.

     8.4    Validity.   This  Agreement  and  all  documents
required hereby to be executed by Purchaser are and shall be
valid,   legally  binding  obligations  of  and  enforceable
against Purchaser in accordance with their terms.

     8.5 Conflicts. Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor referenced herein conflict with or result in the material breach of any terms, conditions or provisions of or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Purchaser is a party.

     8.6 Litigation. There is no action, suit or proceeding pending or threatened against Purchaser in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of Purchaser to carry out the transactions contemplated by this Agreement.

     8.7 Indemnity. Purchaser shall indemnify and hold the Indemnified Parties harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys= fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Seller directly or indirectly arising out of or in connection with any breach of the warranties, representations and covenants set forth in this
Section 8 or the inaccuracy of the ERISA Certificate. The warranties, representations and indemnities set forth in this Section 8 shall be deemed remade as of Closing and shall survive Closing, and said warranties and representations as so remade, and the indemnity obligation set forth in herein shall be deemed waived unless Seller has given Purchaser written notice of any such claim prior to December 31, 1998.

9. Closing Costs. Seller shall pay the following expenses: (i) the costs to obtain a standard CLTA owner's title policy; (ii) the costs to obtain the Existing Survey;
(iii) one-half of all escrow fees; (iv) Seller's legal fees and expenses; and (v) conveyance fees, documentary, stamp and transfer taxes. Purchaser shall pay the following expenses: (a) the costs for ALTA coverage and any endorsements to the title policy; (b) the costs to obtain the Updated Survey; (c) one-half of all escrow fees; (d)
the  fee  for the recording of the Deed; (e) all  costs  and expenses incurred in connection with the transfer of any transferable permits, warranties or licenses in connection with the ownership or operation of the Property; (f) all costs and expenses associated with Purchaser's financing, if any; and (g) Purchaser's legal fees and expenses. The provisions of this Section 9 shall survive Closing or any termination of this Agreement.

10. Commissions. Seller shall be solely responsible for the payment of the commission to The Greenwich Group International LLC. Seller and Purchaser each warrant and represent to the other that (other than The Greenwich Group International LLC) neither has had any dealings with any broker, agent, or finder relating to the sale of the Property or the transactions contemplated hereby, and each agrees to indemnify and hold the other and their respective advisors (including HCMC) harmless against any claim for brokerage commissions, compensation or fees by any broker, agent, or finder in connection the sale of the Property or the transactions contemplated hereby resulting from the acts of the indemnifying party. The provisions of this Section 10 shall survive Closing.

11. Escrow Closing. It is contemplated that the transaction contemplated herein shall be closed through an escrow which shall be opened by the parties with the Escrow Company within two (2) business days after mutual execution of this Agreement (the "Escrow"). The parties shall execute instructions to Escrow Holder consistent with the terms of this Agreement prior to Closing.

12. Attorneys' Fees and Costs. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party's costs and attorney's fees, including such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review. Each party shall also have the right to recover its reasonable costs and attorney=s fees incurred in collecting any sum or debt owed to it by the other party, with or without litigation, if such sum or debt is not paid within fifteen (15) days following written demand therefor. This
Section 12 shall survive the Closing or earlier termination of this Agreement.

13. Notice. All notices, demands, deliveries and communications (a "Notice") under this Agreement shall be delivered or sent by: (i) first class, registered or certified mail, postage prepaid, return receipt requested,
(ii) nationally recognized overnight carrier, or (iii) facsimile with original Notice sent via overnight delivery addressed to the address of the party in question set forth in the first paragraph of this Agreement and copies to the parties designated below or to such other address as either party may designate by Notice pursuant to this Section 13. Notices shall be deemed given (x) three business days after being mailed as provided in clause (i) above, (y) one business day after delivery to the overnight carrier as provided in clause (ii) above, or (z) on the day of the transmission of the facsimile so long as it is received in its entirety by 5:00 p.m. (Chicago, Illinois time) on such day and the original of such Notice is received the next business day via overnight mail as provided in clause (iii) above.

 Notices  to  Seller  copy to: Paul, Hastings, Janofsky & Walker LLP
                               555  South Flower Street, 23rd Floor
                               Los Angeles, California 90071
                               ATTN: Mark L. Bronson, Esq.
                               facsimile no. (213) 627-0705
 Notices to Purchaser copy to: Christensen, Miller, Fink, Jacobs,
                                  Glaser, Weil and Shapiro, LLP
                               2121 Avenue of the Stars, 18th Floor
                               Los Angeles, California 90067
                               ATTN: Peter M. Weil, Esq.
                               facsimile no. (310) 556-2920

14.  Fire or Other Casualty; Condemnation.

14.1 If the Property or any part thereof is damaged by fire or other casualty prior to the Closing Date which would cost in excess of $750,000 to repair (as determined by an insurance adjuster selected by the insurance carriers), Purchaser may terminate this Agreement by written notice to Seller given on or before the earlier of (i) twenty (20) days following such casualty or (ii) the Closing Date. In the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and Seller shall direct the Title Company to promptly return all Earnest Money to Purchaser. If Purchaser does not elect to terminate this Agreement or the cost of repair is determined by said adjuster to be less than $750,000, then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall assign and transfer to Purchaser on the Closing Date, without warranty or recourse, all of Seller=s right, title and interest to the balance of insurance proceeds paid or payable to Seller on account of such fire or casualty remaining after reimbursement to Seller for the total amount of all costs and expenses incurred by Seller in connection therewith including but not limited to making emergency repairs, securing the Property and complying with applicable governmental requirements. Seller shall pay to Purchaser the amount of the deductible of any of Seller's applicable insurance policies.

     14.2 If any material portion of the Property is taken in eminent domain proceedings prior to Closing, Purchaser may terminate this Agreement by notice to Seller given on or before the earlier of (i) twenty (20) days after such taking or (ii) the Closing Date, and, in the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and Seller shall direct the Title Company to promptly return all Earnest Money to Purchaser. If Purchaser does not so elect to terminate or if the taking is not material, then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall deliver or assign to Purchaser on the Closing Date, without warranty or recourse, all of Seller's right, title and interest in and to all condemnation awards paid or payable to Seller.

15.   Operations  After  Date of  This  Agreement.    Seller
covenants and agrees with Purchaser that:

     (a) after the date hereof through the Closing, Seller will (except as specifically provided to the contrary herein):

          (i) Refrain from transferring any of the Property or creating on the Property any easements, liens, mortgages, encumbrances, or other interests which will survive Closing or permitting any changes to the zoning classification of the Land;

          (ii) Refrain from entering into or amending any contracts, or other agreements (excluding leases)
     regarding the Property (other than contracts in the ordinary and usual course of business and which are cancelable by the owner of the Property without penalty within thirty (30) days after giving notice thereof);

          (iii)      Continue  to  operate,  maintain,   and
          repair the Property in a manner consistent with Seller's current practices;

          (iv) Fully comply with the terms of the Leases;

          (v) Refrain from offering the Property for sale or marketing the same; and

          (vi) Deliver to Purchaser copies of all leases entered into after the date hereof and copies of all Proposals (as defined in Section 15(b) below) with respect to which no lease has been executed and which has not expired or been withdrawn, except as provided otherwise in Section 15(b) below.

     (b) after the date hereof through the Closing, Seller will (except as specifically provided to the contrary herein); refrain from (i) amending any Leases of any portion of the Property without Purchaser's consent (which shall not be unreasonably withheld, conditioned or delayed), (ii) canceling any of such Leases (provided that Seller may deliver 3 day notices to pay or quit in connection with tenant defaults) without Purchaser's consent (which shall not be unreasonably withheld, conditioned or delayed), or (iii) executing any new leases without Purchaser's consent (which shall not be unreasonably withheld, conditioned or delayed). Purchaser shall have five (5) days from its receipt of a Proposal to notify Seller in writing of its approval or rejection of any such Proposal. If no such notice is received by Seller within such period then Purchaser shall
be  deemed  to  have  approved any such Proposal.   As  used
herein, "Proposal" shall mean a description of the economic terms of any proposed lease or amendment along with any financial information on the tenant in Seller's possession
(the  "Proposal").   Seller shall have the right to  execute
lease documents evidencing a Proposal approved or deemed approved by Purchaser.

16. Assignment. Purchaser shall not assign this Agreement without Seller=s prior written consent which consent may be withheld for any reason or no reason. Subject to the previous sentence, this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and assigns. Seller=s consent to any such assignment shall be conditioned upon Seller's receipt of the following not less than five (5) business days prior to the Closing Date: (i) a duly executed express assumption of all of the duties and obligations of Purchaser by the proposed assignee in a form acceptable to Seller, and (ii) an ERISA certificate, in the form attached hereto as Exhibit B and the content of which is satisfactory to Seller. Subject to the foregoing conditions, Seller hereby consents to
Purchaser's assignment to an entity of which Purchaser is the controlling shareholder, managing member or general partner. Notwithstanding any such assignment, Purchaser shall remain fully liable for its obligations under this Agreement.

17.  Remedies.

     (a) (i) IN THE EVENT THAT SELLER SHALL FAIL TO CONSUMMATE THIS AGREEMENT AND SUCH FAILURE IS NOT A RESULT OF PURCHASER'S DEFAULT OR A TERMINATION OF THIS AGREEMENT BY PURCHASER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE PROVISIONS HEREOF, PURCHASER, IN THE CASE WHERE SUCH FAILURE IS BASED UPON A VOLUNTARY BREACH BY SELLER ("SELLER'S DEFAULT"), SHALL ONLY BE ENTITLED TO SEEK AT ITS ELECTION,
EITHER:  (A)  THE  REMEDY OF SPECIFIC  PERFORMANCE,  OR  (B)
DAMAGES IN AN AMOUNT NOT TO EXCEED SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000) IN THE AGGREGATE OF ALL RECOURSE OF PURCHASER UNDER THE PURCHASE DOCUMENTS (AS DEFINED IN
SECTION 19 HEREOF). IN NO EVENT SHALL SELLER BE LIABLE TO PURCHASER FOR ANY PUNITIVE, SPECULATIVE OR CONSEQUENTIAL DAMAGES. IN THE CASE WHERE SUCH FAILURE IS BASED UPON AN INVOLUNTARY BREACH BY SELLER (I.E., SELLER'S INABILITY TO
CONVEY THE PROPERTY AS A RESULT OF A LIS PENDENS OR INJUNCTION), PURCHASER, AS ITS SOLE AND EXCLUSIVE REMEDY, MAY TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE EARNEST MONEY. IN NO EVENT SHALL PURCHASER BE ENTITLED TO RECORD A LIS PENDENS OR NOTICE OF PENDENCY OF ACTION AGAINST THE PROPERTY FOR ANY REASON WHATSOEVER.

          (ii) PURCHASER SHALL (A) NOTIFY SELLER OF ITS ELECTION TO SEEK THE REMEDY OF SPECIFIC PERFORMANCE ON OR BEFORE THE DATE WHICH IS FORTY FIVE DAYS AFTER THE DATE OF A SELLER'S DEFAULT AND (B) INSTITUTE PROCEEDINGS SEEKING SUCH REMEDY ON OR BEFORE THE DATE WHICH IS THIRTY DAYS AFTER THE DATE OF PURCHASER'S NOTICE.

          (iii) PURCHASER SHALL BE DEEMED TO HAVE WAIVED ITS ELECTION TO SEEK THE REMEDY OF SPECIFIC PERFORMANCE IF PURCHASER DOES NOT (x) NOTIFY SELLER OF SUCH ELECTION AS PROVIDED IN SECTION 17(a)(ii) (A) HEREINABOVE , OR (y) INSTITUTE PROCEEDINGS, SEEKING SUCH REMEDY AS PROVIDED IN
SECTION 17(a)(ii)(B) HEREINABOVE.

          (iv)  NOTWITHSTANDING  ANYTHING  IN  THIS  SECTION
17(a) TO THE CONTRARY, SELLER'S LACK OF DELIVERY OF THE TENANT ESTOPPEL CERTIFICATES CONTEMPLATED IN SECTION 3.4 ABOVE SHALL NOT CONSTITUTE A BREACH BY SELLER UNDER THIS AGREEMENT.

     (b) IN THE EVENT THAT PURCHASER SHOULD FAIL TO CONSUMMATE THIS AGREEMENT FOR ANY REASON, EXCEPT SELLER'S DEFAULT OR THE TERMINATION OF THIS AGREEMENT BY PURCHASER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE TERMS AND PROVISIONS HEREOF, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY MAY TERMINATE THIS AGREEMENT BY NOTIFYING PURCHASER THEREOF AND RECEIVE OR RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES, PROVIDED THAT THIS PROVISION SHALL NOT LIMIT SELLER'S RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS FEES AND TO PURSUE AND RECOVER ON A CLAIM WITH RESPECT TO ANY SURVIVING OBLIGATIONS. THE PARTIES AGREE THAT SELLER WILL SUFFER DAMAGES IN THE EVENT OF PURCHASER'S DEFAULT ON ITS OBLIGATIONS. ALTHOUGH THE AMOUNT OF SUCH DAMAGES IS DIFFICULT OR IMPOSSIBLE TO DETERMINE, THE PARTIES AGREE THAT THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF SELLER'S LOSS IN THE EVENT OF PURCHASER'S DEFAULT. THUS, SELLER SHALL ACCEPT AND RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES BUT NOT AS A PENALTY. EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 17(b), SUCH LIQUIDATED DAMAGES SHALL CONSTITUTE SELLER'S SOLE AND EXCLUSIVE REMEDY. IN THE EVENT SELLER IS ENTITLED TO THE EARNEST MONEY AS LIQUIDATED DAMAGES AND TO THE EXTENT SELLER HAS NOT ALREADY RECEIVED THE EARNEST MONEY, THE EARNEST MONEY SHALL BE IMMEDIATELY PAID TO SELLER BY THE TITLE COMPANY UPON RECEIPT OF WRITTEN NOTICE FROM SELLER THAT PURCHASER HAS DEFAULTED UNDER THIS AGREEMENT, AND PURCHASER AGREES TO TAKE ALL SUCH ACTIONS AND EXECUTE AND DELIVER ALL SUCH DOCUMENTS NECESSARY OR APPROPRIATE TO EFFECT SUCH PAYMENT.

     SELLER  AND PURCHASER ACKNOWLEDGE THAT THEY  HAVE  READ
AND  UNDERSTAND  THE PROVISIONS OF THE FOREGOING  LIQUIDATED
DAMAGES PROVISION AND BY THEIR SIGNATURES IMMEDIATELY  BELOW
AGREE TO BE BOUND BY ITS TERMS.

SELLER'S INITIALS:            PURCHASER'S INITIALS:
/s/ HJE                         /s/ VJC

18.  Miscellaneous.

     18.1 Entire Agreement. This Agreement, together with the exhibits attached hereto, constitute the entire agreement of the parties hereto regarding the purchase and sale of the Property, and all prior agreements, understandings, representations and statements, oral or written, are hereby merged herein. In the event of a conflict between the terms of this Agreement and any prior written agreements, the terms of this Agreement shall prevail. This Agreement may only be amended or modified by an instrument in writing, signed by the party intended to be bound thereby.

     18.2 Time. All parties hereto agree that time is of the essence in this transaction. If the time for performance of any obligation hereunder shall fall on a Saturday, Sunday or holiday (national, in the State of Illinois or the state in which the Property is located) such that the transaction contemplated hereby can not be performed, the time for performance shall be extended to the next such succeeding day where performance is possible.

     18.3 Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. Counterparts may be executed by facsimile, provided that any party executing by facsimile shall promptly execute and deliver original copies of this Agreement.

     18.4 Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF CALIFORNIA AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

     18.5 Publicity. Seller and Purchaser hereby covenant and agree that, at all times after the date of execution hereof and continuing after the Closing, unless consented to in writing by the other party, no press release or other public disclosure concerning this transaction shall be made, and each party agrees to use best efforts to prevent disclosure of this transaction. Notwithstanding the foregoing, Purchaser may issue press releases or other disclosures to the extent required by applicable securities laws. Purchaser agrees to use its best efforts to obtain Seller's approval of the form and substance of any such disclosure.

     18.6 Recordation. Purchaser shall not record this Agreement or a memorandum or other notice thereof in any public office without the express written consent of Seller. A breach by Purchaser of this covenant shall constitute a material default by Purchaser under this Agreement.

     18.7 Benefit. This Agreement is for the benefit of Purchaser and Seller, and except as provided in the indemnity granted by Purchaser under Paragraphs 3.2 and 8.7 with respect to the Indemnified Parties listed therein, no other person or entity will be entitled to rely on this Agreement, receive any benefit from it or enforce any provisions of it against Purchaser or Seller.

     18.8 Section Headings. The Section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several Sections hereof.

     18.9 Further Assurances. Purchaser and Seller agree to execute all documents and instruments reasonably required in order to consummate the purchase and sale herein contemplated. The obligations of the parties under this
Section 18.9 shall survive the Close of Escrow through December 31, 1998. Neither party shall be required to take any action under this Section 18.9 after the Close of Escrow, which causes it to incur any additional liability or expense.

     18.10       Severability.   If  any  portion  of   this
Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

     18.11 WAIVER OF TRIAL BY JURY. SELLER AND PURCHASER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY
EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, SELLER AND PURCHASER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS
WRITTEN  EVIDENCE  OF  THE CONSENT OF  THE  OTHER  PARTY  OR
PARTIES  HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL  BY
JURY.

SELLER'S INITIALS:            PURCHASER'S INITIALS:
/s/ HJE                          /s/ VJC


     18.12 Independent Counsel. Purchaser and Seller each acknowledge that: (a) they have been represented by independent counsel in connection with this Agreement; (b) they have executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel. The fact that this Agreement was prepared by Seller's counsel as a matter of convenience shall have no import or significance. Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller's counsel prepared this Agreement in its final form.

     18.13 Governmental Approvals. Nothing contained in this Agreement shall be construed as authorizing Purchaser to apply for a zoning change, variance, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit with respect to the Property prior to the Closing, and Purchaser agrees not to do so. Purchaser agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing. Purchaser's obligation to purchase the Property shall not be subject to or conditioned upon Purchaser's obtaining any variances, zoning amendments, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit.

     18.14 No Waiver. No covenant, term or condition of this Agreement other than as expressly set forth herein shall be deemed to have been waived by Seller or Purchaser unless such waiver is in writing and executed by Seller or Purchaser, as the case may be.

     18.15 Discharge and Survival. The delivery of the Deed by Seller, and the acceptance thereof by Purchaser shall be deemed to be the full performance and discharge of every covenant and obligation on the part of Seller to be performed hereunder except the Surviving Obligations. Except as otherwise expressly provided herein, no action shall be commenced after the Closing on any covenant or obligation except the Surviving Obligations.

19. Exculpation of Seller and Related Parties. Notwithstanding anything to the contrary contained in this Agreement or in any exhibits attached hereto or in any documents executed in connection herewith (collectively, including this Agreement, said exhibits and any such document, the "Purchase Documents"), it is expressly understood and agreed by and between the parties hereto that: (i) the recourse of Purchaser or its successors or assigns against Seller with respect to the alleged breach by or on the part of Seller of any representation, warranty, covenant, undertaking, indemnity or agreement contained in any of the Purchase Documents (collectively, "Seller's Undertakings") shall be limited to an amount not to exceed $750,000 the aggregate of all recourse of Purchaser under the Purchase Documents; and (ii) no personal liability or personal responsibility of any sort with respect to any of Seller's Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Seller or HCMC, or against any of their respective shareholders, directors, officers, employees, agents, constituent partners, members, beneficiaries, trustees or representatives except as provided in (i) above with respect to Seller.

20. Audit Letter. Seller agrees, upon Purchaser's request after Closing, to furnish Purchaser's independent auditor with two (2) representation letters regarding the books and records of the Property, in substantially the same form as Exhibit N attached hereto. The first such letter shall cover calendar year 1997. The second such letter shall cover the period of calendar year 1998 up to the Closing Date. Seller shall have no obligation to deliver more than these two (2) such letters, or to deliver any such letter requested later than one (1) year after the Closing Date. Purchaser shall indemnify, defend and hold Seller harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines and costs (including, without limitation, reasonable attorneys' fees) (collectively, the "Liabilities"), asserted against, imposed on or suffered or incurred by Seller arising out of or in connection with such representation letter, including as a result of any inaccuracies or misrepresentations therein.


     IN WITNESS WHEREOF, the parties hereto have caused these presents to be made as of the day and year first above stated.


                         SELLER:

                         CALABASAS TECH CENTER, INC.,
                         a Delaware corporation


                         By:  /s/ Howard J. Edelman
                              Howard J. Edelman
                              Vice President


                         PURCHASER:

                         ARDEN REALTY LIMITED PARTNERSHIP,
                         a Maryland limited partnership

                         By:  Arden Realty, Inc.,
                              a Maryland corporation, its general partner


                              By: /s/ Victor J. Coleman
                              Name: Victor J. Coleman
                              Its: President and COO